Exhibit 99.01

Contacts:	Investors	Media
	Matt Rhodes	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-2536	650-944-6251
	matthew_rhodes@intuit.com	diane_carlini@intuit.com

Intuit Grows First-Quarter Revenue 12 Percent;

Reiterates Full-year Guidance

Small Business Group Revenue Increased 13 Percent,

Driven by Strength in Connected Services

MOUNTAIN VIEW, Calif. – Nov. 17, 2011 – Intuit Inc. (Nasdaq: INTU) today announced financial results for its first fiscal quarter, which ended Oct. 31, and reiterated guidance for the full fiscal year 2012.

Unless otherwise noted, all growth rates refer to the current fiscal quarter versus the comparable prior-year quarter.

First Quarter Highlights:

•	Increased revenue by 12 percent, to $594 million.

•	Grew Small Business revenue by double-digits for the seventh consecutive quarter, driven by strong adoption of online and mobile services and improving revenue per customer.

•	Generated strong revenue growth through connected services. QuickBooks Online increased subscribers 40 percent, to over 300,000.

•	Reported first quarter fiscal 2012 operating loss narrowed significantly compared to the first quarter last year.

•

Reiterated guidance for the full fiscal year 2012, including revenue growth of 9 to 11 percent, GAAP earnings per share growth of 19 to 24 percent, and Non-GAAP earnings per share growth of 14 to 17 percent.

•	Launched Mint.com for the iPad to positive reviews; the current rating is 4.5 out of 5 stars in the Apple app store.

Intuit First Quarter Fiscal 2012 Earnings

Snapshot of First Quarter Results

	GAAP			Non-GAAP
	Q1 FY12	Q1 FY11	Change	Q1 FY12	Q1 FY11	Change
Revenue	$594	$532	12%	$594	$532	12%
Operating Loss	$(94)	$(104)	NA	$(29)	$(53)	NA
EPS	$(0.21)	$(0.22)	NA	$(0.10)	$(0.12)	NA

Dollars are in millions, except EPS.

Intuit typically posts a seasonal loss in its first fiscal quarter when there is little revenue from its tax businesses but expenses continue at relatively consistent levels.

CEO Perspective

“We’re off to another strong start in fiscal 2012, growing revenue double-digits. Growth was led by our Small Business Group, which has now posted double-digit growth for seven consecutive quarters,” said Brad Smith, president and chief executive officer. “Across the board our first-quarter results are in line with our expectations, so we are reiterating our guidance for fiscal 2012.

“Our business is growing despite a volatile macroeconomic environment, because we benefit from secular tailwinds. The long-term structural shift to connected services is overpowering the cyclical uncertainty weighing down the economy. Intuit also benefits from enriching the mix for our base of 50 million customers who are rapidly adopting connected services, which generate recurring revenue streams and favorable lifetime value economics for Intuit.

“Our results in the first quarter reinforce that our strategy is working and give us confidence as we head into the remainder of our fiscal year. We are in a digital jet stream, as consumers and small businesses increasingly demand access to applications anytime, anywhere and on any device. That demand will only get stronger as the proliferation of mobile devices continues. If we do our job well, and continue to innovate, we will benefit from these ongoing trends for a long time to come.”

Intuit First Quarter Fiscal 2012 Earnings

Business Segment Results and Highlights

Total Small Business Group revenue increased 13 percent for the quarter. Within the Small Business Group:

•

Financial Management Solutions segment revenue increased 9 percent. QuickBooks Online grew subscribers by 40 percent and QuickBooks Enterprise Solutions grew subscribers by 28 percent, contributing to a favorable revenue mix.

•

Employee Management Solutions segment revenue grew 13 percent due to improved customer retention and favorable revenue mix. Total payroll customers were up 3 percent, while online payroll customers were up 20 percent. During the quarter Intuit expanded several partnerships to distribute Intuit Full Service Payroll.

•	Payment Solutions segment revenue increased 19 percent, driven by 11 percent growth in the merchant customer base and 1 percent growth in transaction volume per merchant.

Consumer Tax

•

Consumer Tax segment revenue increased to $41 million, a $12 million increase in a seasonally light quarter. More customers filed extended returns in the first quarter of fiscal 2012 compared with a year ago. TurboTax for 2011 will go on sale in retail stores on Nov. 25 and will be available online Dec. 1.

Accounting Professionals

•	Accounting Professionals segment revenue increased 6 percent to $27 million in a seasonally light quarter.

Financial Services

•

Financial Services revenue grew 9 percent due to adding financial institutions and end users along with incremental services and mobile adoption. Mobile banking users more than tripled over the last year to more than 1.2 million users, helping to improve revenue per user.

Other Businesses

•	Other Businesses segment revenue declined 3 percent.

Intuit First Quarter Fiscal 2012 Earnings

Quarterly Dividend

Intuit paid its first quarterly cash dividend of $0.15 per share, or $45 million, in the first quarter. In November the company’s board of directors approved a quarterly cash dividend of $0.15 per share to be paid on Jan. 18, 2012 to shareholders of record as of the close of business on Jan. 10.

Stock Repurchase Program

During the first quarter, Intuit repurchased $255 million of its shares. At the end of the quarter the company had authorization from its board of directors to use up to an additional $2.4 billion for stock repurchases through August 2014.

CFO Perspective

“We’ve consistently delivered strong total Small Business Group revenue results, which are benefiting from the ongoing shift from desktop to online services,” said Neil Williams, Intuit’s chief financial officer.

“Approximately 70 percent of small business customers now enter the Intuit franchise through a connected service, including QuickBooks Online and other services, up from 40 percent in 2008.

We expect the rapid adoption of connected services to continue in small business and across all of our businesses. Today, we reported that our first quarter fiscal 2012 loss narrowed significantly compared to the first quarter of last year, which reinforces the benefit of the shift to more recurring, reliable connected services revenue.”

Forward-looking Guidance

For the second quarter of fiscal 2012, Intuit expects:

•	Revenue of $1 billion to $1.02 billion.

•	GAAP operating income of $155 million to $175 million.

•	Non-GAAP operating income of $210 million to $230 million.

•	GAAP diluted EPS of $0.30 to $0.34.

•	Non-GAAP diluted EPS of $0.43 to $0.47.

Intuit First Quarter Fiscal 2012 Earnings

Intuit today also provided GAAP and Non-GAAP EPS guidance ranges for the third and fourth quarters:

For the third quarter of fiscal 2012, Intuit expects:

•	GAAP diluted EPS of $2.34 to $2.39.

•	Non-GAAP diluted EPS of $2.45 to $2.50.

For the fourth quarter of fiscal 2012, Intuit expects:

•	GAAP loss per share of $0.02 to $0.04.

•	Non-GAAP diluted EPS of $0.06 to $0.08.

Intuit also reiterated its fiscal year 2012 guidance. For the year ending July 31, 2012, Intuit expects:

•	Revenue of $4.185 billion to $4.285 billion, growth of 9 to 11 percent.

•	GAAP operating income of $1.185 billion to $1.21 billion, growth of 18 to 20 percent.

•	Non-GAAP operating income of $1.4 billion to $1.425 billion, growth of 12 to 14 percent.

•	GAAP diluted EPS of $2.38 to $2.47, growth of 19 to 24 percent.

•	Non-GAAP diluted EPS of $2.85 to $2.94, growth of 14 to 17 percent.

Conference Call Details

Intuit executives will discuss the financial results on a conference call today at 1:30 p.m. Pacific time. To hear the call, dial 866-238-1641 in the United States or 703-639-1162 from international locations. No reservation or access code is needed. The conference call can also be heard live via webcast at http://investors.intuit.com/events.cfm. Prepared remarks for the call will be available on Intuit’s website after the call ends.

Replay Information

A replay of the conference call will also be available for one week by calling 888-266-2081, or 703-925-2533 from international locations. The access code for this call is 1555508. The audio webcast will remain available on Intuit’s website for one week after the conference call. The audio webcast will remain available on Intuit’s website for one week after the conference call.

Intuit First Quarter Fiscal 2012 Earnings

About Intuit Inc.

Intuit Inc. is a leading provider of business and financial management solutions for small and medium-sized businesses; consumers, accounting professionals and financial institutions. Its flagship products and services, including QuickBooks®, TurboTax® and Quicken®, simplify small business management including payment and payroll processing, tax preparation and filing, and personal finance. Lacerte® and ProSeries® are Intuit’s leading tax preparation offerings for professional accountants. Intuit Financial Services helps banks and credit unions grow by providing on-demand solutions and services that make it easier for consumers and businesses to manage their money.

Founded in 1983, Intuit had annual revenue of $3.9 billion in its fiscal year 2011. The company has approximately 8,000 employees with major offices in the United States, Canada, the United Kingdom, India and other locations. More information can be found at www.intuit.com.

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Intuit and the Intuit logo, among others, are registered trademarks and/or registered service marks of Intuit Inc. in the United States and other countries.

About Non-GAAP Financial Measures

This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the accompanying Table B and Table E as well as the section titled “About Non-GAAP Financial Measures.” A copy of the press release issued by Intuit today can be found on the investor relations page of Intuit’s Web site.

Cautions About Forward-Looking Statements

This press release contains forward-looking statements, including forecasts of Intuit’s future expected financial results; expectations regarding growth from digital services and from current or future products and services; expectations regarding the amount and timing of any future dividends; its prospects for the business in fiscal 2012; and all of the statements under the heading “Forward-Looking Guidance.”

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These factors include, without limitation, the following: inherent difficulty in predicting consumer behavior; difficulties in receiving, processing, or filing customer tax submissions; consumers may not respond as we expected to our advertising and promotional activities; product introductions and price competition from our competitors can have unpredictable negative effects on our revenue, profitability and market position; governmental encroachment in our tax businesses or other governmental activities or public policy affecting the preparation and filing of tax returns could negatively affect our operating results and market position; we may not be able to successfully innovate and introduce new offerings and business models to meet our growth and profitability objectives, and current and future offerings may not adequately address customer needs and may not achieve broad market acceptance, which could harm our operating results and financial condition; business interruption or failure of our information technology and communication systems

Intuit First Quarter Fiscal 2012 Earnings

may impair the availability of our products and services, which may damage our reputation and harm our future financial results; as we upgrade and consolidate our customer facing applications and supporting information technology infrastructure, any problems with these implementations could interfere with our ability to deliver our offerings; any failure to properly use and protect personal customer information and data could harm our revenue, earnings and reputation; if we are unable to develop, manage and maintain critical third party business relationships, our business may be adversely affected; increased government regulation of our businesses may harm our operating results; if we fail to process transactions effectively or fail to adequately protect against potential fraudulent activities, our revenue and earnings may be harmed; any significant offering quality problems or delays in our offerings could harm our revenue, earnings and reputation; our participation in the Free File Alliance may result in lost revenue opportunities and cannibalization of our traditional paid franchise; the continuing global economic downturn may continue to impact consumer and small business spending, financial institutions and tax filings, which could negatively affect our revenue and profitability; year-over-year changes in the total number of tax filings that are submitted to government agencies due to economic conditions or otherwise may result in lost revenue opportunities; our revenue and earnings are highly seasonal and the timing of our revenue between quarters is difficult to predict, which may cause significant quarterly fluctuations in our financial results; our financial position may not make repurchasing shares advisable or we may issue additional shares in an acquisition causing our number of outstanding shares to grow; our inability to adequately protect our intellectual property rights may weaken our competitive position and reduce our revenue and earnings; our acquisition and divestiture activities may disrupt our ongoing business, may involve increased expenses and may present risks not contemplated at the time of the transactions; our use of significant amounts of debt to finance acquisitions or other activities could harm our financial condition and results of operation; and litigation involving intellectual property, antitrust, shareholder and other matters may increase our costs. More details about these and other risks that may impact our business are included in our Form 10-K for fiscal 2011 and in our other SEC filings. You can locate these reports through our website at http://investors.intuit.com. Forward-looking statements are based on information as of November 17, 2011, and we do not undertake any duty to update any forward-looking statement or other information in these materials.

TABLE A

INTUIT INC.

GAAP CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended
	October 31, 2011	October 31, 2010
Net revenue:
Product	$222	$216
Service and other	372	316

Total net revenue	594	532

Costs and expenses:
Cost of revenue:
Cost of product revenue	32	32
Cost of service and other revenue	136	123
Amortization of acquired technology	4	4
Selling and marketing	236	220
Research and development	167	156
General and administrative	92	90
Amortization of other acquired intangible assets	21	11

Total costs and expenses [A]	688	636

Operating loss	(94)	(104)
Interest expense	(15)	(15)
Interest and other income, net	11	8

Loss before income taxes	(98)	(111)
Income tax benefit [B]	(34)	(41)

Net loss	$(64)	$(70)

Basic net loss per share	$(0.21)	$(0.22)

Shares used in basic per share calculations	300	316

Diluted net loss per share	$(0.21)	$(0.22)

Shares used in diluted per share calculations	300	316

Dividends declared per common share	$0.15	$—

See accompanying Notes.

INTUIT INC.

NOTES TO TABLE A

[A]	The following table summarizes the total share-based compensation expense that we recorded for the periods shown.

	Three Months Ended
(in millions)	October 31, 2011	October 31, 2010
Cost of revenue	$1	$1
Selling and marketing	14	9
Research and development	12	13
General and administrative	13	12

Total share-based compensation expense	$40	$35

[B]	We compute our provision for or benefit from income taxes by applying the estimated annual effective tax rate to income or loss from recurring operations and adding the effects of any discrete income tax items specific to the period. Our effective tax rates did not differ significantly from the statutory rate of 35% for any period presented.

TABLE B

INTUIT INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended
	October 31, 2011	October 31, 2010
GAAP operating loss	$(94)	$(104)
Amortization of acquired technology	4	4
Amortization of other acquired intangible assets	21	11
Professional fees for business combinations	—	1
Share-based compensation expense	40	35

Non-GAAP operating loss	$(29)	$(53)

GAAP net loss	$(64)	$(70)
Amortization of acquired technology	4	4
Amortization of other acquired intangible assets	21	11
Professional fees for business combinations	—	1
Share-based compensation expense	40	35
Net gains on debt securities and other investments	(11)	(1)
Income tax effect of non-GAAP adjustments	(19)	(19)

Non-GAAP net loss	$(29)	$(39)

GAAP diluted net loss per share	$(0.21)	$(0.22)
Amortization of acquired technology	0.01	0.01
Amortization of other acquired intangible assets	0.07	0.03
Professional fees for business combinations	—	—
Share-based compensation expense	0.13	0.11
Net gains on debt securities and other investments	(0.04)	—
Income tax effect of non-GAAP adjustments	(0.06)	(0.05)

Non-GAAP diluted net loss per share	$(0.10)	$(0.12)

Shares used in diluted per share calculation	300	316

See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE C

INTUIT INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	October 31, 2011	July 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$333	$722
Investments	718	699
Accounts receivable, net	166	171
Income taxes receivable	139	72
Deferred income taxes	110	94
Prepaid expenses and other current assets	93	82

Current assets before funds held for customers	1,559	1,840
Funds held for customers	321	414

Total current assets	1,880	2,254
Long-term investments	59	63
Property and equipment, net	560	561
Goodwill	1,886	1,886
Acquired intangible assets, net	151	180
Long-term deferred income taxes	41	55
Other assets	106	111

Total assets	$4,683	$5,110

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$500	$500
Accounts payable	168	129
Accrued compensation and related liabilities	140	215
Deferred revenue	379	406
Income taxes payable	1	—
Other current liabilities	127	141

Current liabilities before customer fund deposits	1,315	1,391
Customer fund deposits	321	414

Total current liabilities	1,636	1,805
Long-term debt	499	499
Other long-term obligations	187	190

Total liabilities	2,322	2,494

Stockholders’ equity	2,361	2,616

Total liabilities and stockholders’ equity	$4,683	$5,110

TABLE D

INTUIT INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three Months Ended
	October 31, 2011	October 31, 2010
Cash flows from operating activities:
Net loss	$(64)	$(70)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	44	37
Amortization of acquired intangible assets	28	19
Share-based compensation expense	40	35
Deferred income taxes	(5)	25
Tax benefit from share-based compensation plans	30	32
Excess tax benefit from share-based compensation plans	(29)	(27)
Other	(6)	5

Total adjustments	102	126

Changes in operating assets and liabilities:
Accounts receivable	5	(12)
Prepaid expenses, income taxes receivable and other assets	(78)	(134)
Accounts payable	39	5
Accrued compensation and related liabilities	(74)	(82)
Deferred revenue	(25)	(29)
Income taxes payable	1	(13)
Other liabilities	(16)	(2)

Total changes in operating assets and liabilities	(148)	(267)

Net cash used in operating activities	(110)	(211)

Cash flows from investing activities:
Purchases of available-for-sale debt securities	(197)	(428)
Sales of available-for-sale debt securities	136	638
Maturities of available-for-sale debt securities	41	134
Net change in money market funds and other cash equivalents held to satisfy customer fund obligations	93	(26)
Net change in customer fund deposits	(93)	26
Purchases of property and equipment	(44)	(51)
Acquisitions of intangible assets	—	(3)
Other	14	(5)

Net cash provided by (used in) investing activities	(50)	285

Cash flows from financing activities:
Net proceeds from issuance of treasury stock under employee stock plans	45	126
Purchases of treasury stock	(255)	(330)
Cash dividends paid to stockholders	(45)	—
Excess tax benefit from share-based compensation plans	29	27

Net cash used in financing activities	(226)	(177)

Effect of exchange rates on cash and cash equivalents	(3)	1

Net increase (decrease) in cash and cash equivalents	(389)	(102)
Cash and cash equivalents at beginning of period	722	214

Cash and cash equivalents at end of period	$333	$112

TABLE E

INTUIT INC.

RECONCILIATION OF FORWARD-LOOKING GUIDANCE FOR NON-GAAP FINANCIAL MEASURES

TO PROJECTED GAAP REVENUE, OPERATING INCOME (LOSS), AND EPS

(In millions, except per share amounts)

(Unaudited)

	Forward-Looking Guidance
	GAAP Range of Estimate				Non-GAAP Range of Estimate
	From	To	Adjustments		From	To
Three Months Ending January 31, 2012
Revenue	$1,000	$1,020	$—		$1,000	$1,020
Operating income	$155	$175	$55	[a]	$210	$230
Diluted earnings per share	$0.30	$0.34	$0.13	[b]	$0.43	$0.47

Three Months Ending April 30, 2012
Diluted earnings per share	$2.34	$2.39	$0.11	[c]	$2.45	$2.50

Three Months Ending July 31, 2012
Diluted earnings per share	$(0.04)	$(0.02)	$0.10	[d]	$0.06	$0.08

Twelve Months Ending July 31, 2012
Revenue	$4,185	$4,285	$—		$4,185	$4,285
Operating income	$1,185	$1,210	$215	[e]	$1,400	$1,425
Diluted earnings per share	$2.38	$2.47	$0.47	[f]	$2.85	$2.94

See “About Non-GAAP Financial Measures” immediately following this Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

[a]	Reflects estimated adjustments for share-based compensation expense of approximately $41 million; amortization of acquired technology of approximately $4 million; and amortization of other acquired intangible assets of approximately $10 million.
[b]	Reflects the estimated adjustments in item [a] and income taxes related to these adjustments.
[c]	Reflects estimated adjustments for share-based compensation expense of approximately $39 million; amortization of acquired technology of approximately $4 million; and amortization of other acquired intangible assets of approximately $2 million.
[d]	Reflects estimated adjustments for share-based compensation expense of approximately $45 million; amortization of acquired technology of approximately $3 million; and amortization of other acquired intangible assets of approximately $2 million.
[e]	Reflects estimated adjustments for share-based compensation expense of approximately $165 million; amortization of acquired technology of approximately $15 million; and amortization of other acquired intangible assets of approximately $35 million.
[f]	Reflects the estimated adjustments in item [e], an adjustment of $11 million for net gains on debt securities and other investments, and income taxes related to these adjustments.

INTUIT INC.

ABOUT NON-GAAP FINANCIAL MEASURES

The accompanying press release dated November 17, 2011 contains non-GAAP financial measures. Table B and Table E reconcile the non-GAAP financial measures in that press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating income, non-GAAP net income and non-GAAP net income per share.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.

We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.

We exclude the following items from all of our non-GAAP financial measures:

•	Share-based compensation expense

•	Amortization of acquired technology

•	Amortization of other acquired intangible assets

•	Goodwill and intangible asset impairment charges

•	Charges for historical use of technology licensing rights

•	Professional fees for business combinations

We also exclude the following items from non-GAAP net income and diluted net income per share:

•	Gains and losses on debt securities and other investments

•	Income tax effects of excluded items and discrete tax items

•	Discontinued operations

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments or our senior management. Segment managers are not held accountable for share-based compensation expense, amortization, or the other excluded items and, accordingly, we exclude these amounts from our measures of segment performance. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

The following are descriptions of the items we exclude from our non-GAAP financial measures.

Share-based compensation expenses. These consist of non-cash expenses for stock options, restricted stock units and our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall shareholder dilution rather than the accounting charges associated with those awards.

Amortization of acquired technology and amortization of other acquired intangible assets. When we acquire an entity, we are required by GAAP to record the fair values of the intangible assets of the entity and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired entities. Amortization of other acquired intangible assets in operating expenses includes amortization of assets such as customer lists, covenants not to compete and trade names.

Goodwill and intangible asset impairment charges. We exclude from our non-GAAP financial measures non-cash charges to adjust the carrying values of goodwill and other acquired intangible assets to their estimated fair values.

Professional fees for business combinations. We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal and accounting fees.

Gains and losses on debt securities and other investments. We exclude from our non-GAAP financial measures gains and losses that we record when we sell or impair available-for-sale debt securities and other investments.

Income tax effects of excluded items and discrete tax items. We exclude from our non-GAAP financial measures the income tax effects of the items described above. In addition, the effects of one-time income tax adjustments recorded in a specific quarter for GAAP purposes are reflected on a forecasted basis in our non-GAAP financial measures. This is consistent with how we plan, forecast and evaluate our operating results.

Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.

The reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in Table E include all information reasonably available to Intuit at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of businesses, goodwill and other asset impairments, and sales of available-for-sale debt securities and other investments.